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      KAMAN TO EXPLORE POSSIBLE SALE OF SCIENCES SUBSIDIARY

BLOOMFIELD, Connecticut (July 24, 1997) - (NASDAQ:KAMNA) Kaman Corp., today, announces that it is exploring the possible sale of Kaman Sciences Corp., its defense related sciences subsidiary. Lazard Freres & Co. will be assisting in the process. The company expects the process to take several months. Kaman has not had any discussions with any party to date, and there are no guarantees that any transaction will result from this process.

Kaman noted that there has been widespread consolidation in the defense sciences industry, which is leading to fewer, larger contractors, with contracts that are larger in size and longer in duration. It is expected that Kaman Sciences, while experiencing significant growth over the past few years, will be competing with increasingly larger companies in the future. Size in this particular segment of the defense market will be critical. The company noted that it may be most advantageous to align Kaman Sciences with another company with synergy in the scientific field and the resources to support the longer-term growth of Sciences' work.

Kaman Sciences, based in Colorado Springs, Colo., provides software support, scientific research and advanced systems for the Air Force, Navy, Army and other government agencies and commercial organizations. With revenues of $150 million, the company employs 1,200 in Colorado Springs, Alexandria, Va., and several other locations.

Kaman Corp., based here, is a diversified company providing high technology products and services to industrial, commercial and defense markets.


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Contact:
J. Kenneth Nasshan
(860) 243-7319
Email: jkn-corp@kaman.com
Internet: http://www.kaman.com
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